EXHIBIT p.4

                         GOLDEN CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS


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                                                  GOLDEN CAPITAL MANAGEMENT, LLC

                                                                  CODE OF ETHICS
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                                 CODE OF ETHICS
                                       FOR
                   EMPLOYEES OF GOLDEN CAPITAL MANAGEMENT, LLC

TABLE OF CONTENTS
-----------------

o GCM Principle Statement
o Definitions
o Prohibited Transactions
o Approved Security Transactions
o Compliance Procedures for the Code of Ethics
o Gifts and Entertainment
o Sanctions
o Exceptions

Appendix A:

o Written Policy on Insider Trading
o Employee Acknowledgement of Receipt of Code of Ethics
o Employee Annual Acknowledgement and Certification
o Exception Request for Personal Security Transaction
o Personal Security Transaction Report
o Form of Broker Duplicate Statement Request







                                       1
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                                 CODE OF ETHICS
                                       FOR
                   EMPLOYEES OF GOLDEN CAPITAL MANAGEMENT, LLC

GCM PRINCIPLE STATEMENT

         Golden Capital Management, LLC ("GCM"), a registered investment adviser, is in business to provide value to the investor, while simultaneously creating a welcoming and rewarding work environment. Any activities, which detract from these values, are against our values as a firm. In order to demonstrate our integrity and commitment to both legal compliance and ethics in our organization, GCM has instituted a compliance program. Our goal is to both comply with all applicable rules and regulations, and avoid potential, actual and appearances of impropriety or conflicts of interest. Our compliance program consists of a strong Code of Ethics (the "Code"), a clear set of written policies and procedures, an ongoing monitoring program, as well as other components, all of which are established to ensure that practices within our company remain true to our values.

         This Code contains standards and procedures intended to assure that Employees (as defined below) do not use any information concerning the investments or investment intentions of a client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of GCM clients. These standards and procedures govern the personal securities trading and certain other practices of GCM Employees. The various forms attached as Appendix A are incorporated into the Code.

SECTION 1.  DEFINITIONS

(a)      "Employee" means any employee, director, or officer, of GCM.

(b) "being considered for purchase or sale" means, with respect to a security, when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

(c) "Security" means a security, as defined in Section 2(a)(36) of the Investment Company Act of 1940 (the "Act") and set forth below:

                  "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities


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                  exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(d)      "Reportable Security" means any Security except:

         (i)   any direct obligation of the Government of the United States;

         (ii) any high quality short-term debt instrument, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing, and, other money market instruments as determined by GCM;

         (iii) any share of an open-end investment company (mutual fund) OTHER THAN (A) a fund for which GCM or a control affiliate (e.g., Wachovia, JL Kaplan Associates, Evergreen, etc.) acts as an investment adviser or principal underwriter or (B) an exchange-traded fund; and

         (iv) any share of a unit investment trust, as long as the trust is exclusively invested in unaffiliated mutual funds.

(e) "Management Team" means all Managing Directors of the firm (Greg Golden, Jeff Moser, Jon Cangalosi, and Lynette Alexander).

(f)      "beneficial ownership" includes Securities held by:

         (i) Your spouse, minor children or relatives who share the same house with you.

         (ii)  An estate for your benefit.

         (iii) A trust, of which
                  (1) you are a trustee or you or members of your immediate
                      family have a vested interest in the income or corpus of the trust, or

                  (2) you own a vested beneficial interest, or

                  (3) you are the grantor and you have the power to revoke the trust without the consent of all the beneficiaries.

         (iv)  A partnership in which you are a partner.

         (v) A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director or 10% shareholder.

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         (vi) Any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, you obtain there from benefits substantially equivalent to those of ownership.

         (vii) Your spouse or minor children or any other person, if, even though you do not obtain there from the above mentioned benefits of ownership, you can vest or revest title in yourself at once or at some future time.

         A beneficial owner of a Security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such Security.

         Voting power includes the power to vote, or to direct the voting of such Security, and investment power includes the power to dispose, or to direct the disposition of such Security. A person is the beneficial owner of a Security if he or she has the right to acquire beneficial ownership of such Security at any time within sixty days.

SECTION 2.  PROHIBITED TRANSACTIONS

(a) Insider Trading Policy. Employees are prohibited from trading in a Security, on their behalf or for others, while in possession of material, nonpublic information ("insider trading"). GCM has adopted a policy on "insider trading," which is set forth in the attached Written Policy on Insider Trading ("Insider Trading Policy") and incorporated herein. Insider trading is a violation of the federal securities laws and may result in criminal and civil penalties for the Employee and the firm. Tipping of material, nonpublic information is also prohibited.

         GCM considers information to be material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered to be nonpublic when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public.

         Any questions regarding GCM's Insider Trading Policy should be directed to GCM's Chief Compliance Officer ("CCO").

(b) Prohibited Transactions. Subject to the exceptions set forth below, Employees are prohibited from purchasing or selling any Security in any account in which the Employee has any direct or indirect beneficial ownership. Employees are strongly encouraged to purchase investments such as Government obligations, money market instruments, and mutual funds to satisfy their investment needs.

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(c)      Permissible Transactions. Notwithstanding the prohibition set forth in paragraph (b) above, Employees may purchase and/or sell the following types of Securities(1):

         (i)    any Security that is not a Reportable Security;

         (ii) any share of an open-end fund for which GCM or an affiliate acts as investment adviser or principal underwriter(2);

         (iii)  any share of an exchange-traded fund(3);

         (iv) any Security beneficially owned through an approved advisory account that is either (A) managed on a discretionary basis by a third-party investment adviser and the Employee certifies on an ongoing basis that the Employee does not and will not exercise, and has not exercised, any investment discretion with respect to the selection of particular securities for the account or the timing of any particular trade for the account, or (B) managed on a discretionary basis by GCM where the Employee has provided "seed capital" for an investment strategy offered by GCM(4);

         (v) any Security purchased or sold in any account over which the Employee has no direct or indirect influence or control;

         (vi) any Security purchased or sold as part of an automatic investment plan (including a dividend reinvestment plan);

         (vii) any Security purchased through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were initially acquired from the issuer; or

         (viii) any Security purchased or sold in accordance with an exception granted by the Management Team under Section 3 below.

(d) Undue Influence: Disclosure of Personal Interest. No Employee shall cause or attempt to cause any client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any Securities transactions for a client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

---------------------
(1) NOTE: The acquisition of any such Security in an initial public offering or in a limited offering must first be approved in accordance with the procedure outlined in Section 3, below.
(2) NOTE: Shares of open-end funds for which GCM or an affiliate acts as investment adviser or principal underwriter are "Reportable Securities" under the Code.
(3) NOTE: Shares of exchange-traded funds are "Reportable Securities" under the Code.
(4) NOTE: Any such account must be approved by the Management Team. Holdings and transactions in such accounts must be reported in accordance with Section 4 of the Code.

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         (i)    his or her direct or indirect beneficial ownership of any
                Securities of such issuer;

         (ii)   any position with such issuer or its affiliates; and

         (iii) any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.(5)

(e) Investment Opportunities. All Employees are expressly prohibited from taking personal advantage of any investment opportunity which is to the detriment of GCM's clients.

(f) Confidentiality. Except as required in the normal course of carrying out an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of any client or Securities that are being considered for purchase or sale on behalf of any client.

SECTION 3.  APPROVED SECURITY TRANSACTIONS

(a)      Exceptions to Prohibitions. Exceptions to the prohibitions set forth in
         Section 2(b) may be granted by the Management Team under certain circumstances. As described in this Section, any request for an exception must be presented to the Management Team for its approval prior to the proposed transaction.

(b)      Exception Procedures.

         (i) The Employee shall submit an Exception Request for Personal Security Transaction Form to the CCO or, in his absence, a member of the Management Team.

         (ii) At least two members of the Management Team must consider and approve an Exception Request in order for it to be deemed approved under the Code. If approved, the approval will include the allowed time frame for the transaction.

         (iii) Examples of types of Exception Requests the Management Team would consider include gifting, inheritance, tax planning, and other broad financial considerations other than deemed specific investment opportunities.

         (iv) The Management Team may grant an Exception Request that applies to transactions in Securities beneficially owned through an approved advisory account in limited circumstances. For example, the Management

---------------------
(5) NOTE: The disclosure obligation under this section may be fulfilled by disclosure in the GCM Form ADV, Part II.

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                  Team may grant an Employee permission to maintain an advisory account managed by GCM where the Employee has provided "seed capital" for an investment strategy managed by GCM. Under such circumstances, trading in any such accounts will generally be effected after like trading in client accounts has been effected.

SECTION 4.  COMPLIANCE PROCEDURES FOR THE CODE OF ETHICS

(a) Monitoring and Enforcement. The CCO is responsible for monitoring Employee compliance with the Code and, together with the Management Team, enforcing the Code's requirements and prohibitions. The CCO will respond to any questions regarding the Code.

         (i) The reporting of perceived violations of the Code will help the firm maintain its high ethical standing, and give life to its ability to live up to its principle statement. All Employees are individually responsible for reporting any perceived violations of the Code to the CCO.

         (ii) All Employees are prohibited from negatively interfering with the job duties of a fellow Employee, based on their reporting of perceived violations of the Code.

         (iii) The CCO will be responsible for periodically communicating reminders/refreshers to Employees concerning their obligations under the Code.

         (iv) The CCO shall provide to each Employee a copy of the Code and any amendments thereto. All Employees are required to provide a written acknowledgement of their receipt of the Code and any amendments.

(b) Personal Holdings Disclosure Requirement/Annual Certifications. Every Employee is required, upon his/her initial designation as an Employee to disclose all of his/her Reportable Securities in which he/she has any beneficial ownership (collectively, "Reportable Holdings"). On an annual basis, the CCO will distribute and subsequently obtain a certification as to Reportable Holdings from each Employee.

(c) Duplicate Trade Confirmation/Statement Requirement. Every Employee must direct his/her broker(s) to supply on a timely basis, duplicate copies of confirmations for all transactions in Reportable Holdings and copies of periodic statements for all accounts in which Reportable Holdings are held. Duplicate trade confirmations and statements are not required with respect to transactions effected for any account over which the Employee does not have any direct or indirect influence or control.

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(d)      Reports. All reports are to be filed with the CCO or his designee.
         Forms of reports for compliance can be found in Appendix A to the Code.

(e) Reviewing Personal Securities Transactions. The CCO will, on at least a quarterly basis, compare Exception Request for Personal Security Transaction Forms with duplicate brokerage confirmations, quarterly/monthly brokerage account statements, and quarterly transaction reports to ensure that each Employee has requested and obtained exception approval for each personal Securities transaction requiring approval during the quarter. If the CCO does not receive confirmations or statements on a timely basis, or quarterly reports no later than the 15th day following the end of each calendar quarter, the CCO will contact the Employee(s) to request such document(s). If the Employee does not promptly deliver the requested document(s), the CCO will notify one or more Managing Directors.

(f) Exception Requests for Personal Security Transactions. The CCO will coordinate the Management Team review for all Exception Request for Personal Securities Transaction Forms. Before determining whether to grant a request, the CCO will, if appropriate, obtain a report that shows whether one or more advisory clients own the Security for which approval is sought. The Management Team will consider such report, and any other information the Management Team believes is necessary or appropriate, in determining whether to grant a request. A written record of any exception granted will be produced, and GCM will maintain such written record for at least five years after the end of the fiscal year in which the approval is granted.


SECTION 5.  GIFTS AND ENTERTAINMENT

(a)      Gifts.

         (i) Gifts to or from a customer or an Employee, officer of principal at a broker-dealer, financial institution, news or financial media (other than a close relative) may not exceed a total value of $100 in any calendar year without prior approval of any two members of the Management Team.

         (ii) An Employee may not give or receive a gift if there is a reasonable possibility that it could be construed as an inducement related to GCM's business.

         (iii) A gift should not be excessive and should always be commensurate with the position of the recipient. Certain gifts may fall within the monetary guidelines of GCM yet be considered excessive or otherwise embarrassing or compromising.

         (iv)     A gift may not be in the form of cash or securities.

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         (v)      A gift must be reimbursable by the GCM. An Employee may not circumvent this policy by paying for a gift from his or her own money.

         (vi) Gifts in excess of $50 to any employee, principal or officer of the New York Stock Exchange are prohibited.

         (vii) Gifts to or from any employee of any government or governmental agency are prohibited.

(b) Business Entertainment. "Ordinary and usual" business entertainment is typically not considered a gift or gratuity and allowed, so long as it is neither so frequent nor so extensive as to raise any question of propriety. As a general rule, if the donor is not present, the entertainment will be considered a gift and subject to the $100 policy. If the donor is present, the entertainment will typically not be a gift, provided the value of the entertainment is "reasonable." This standard of "reasonableness" will require an assessment of the value to GCM of the Employee's participation in the entertainment. Employees are urged to exercise caution in making these assessments.

(c) Gifts Log. All Employees are required to notify the CCO or his designee of any gifts given or received. The CCO will maintain a "Gifts Log," so that the company can reasonably determine and demonstrate that it and its Employees have complied with this section of the Code.

SECTION 6.  SANCTIONS

Sanctions. If the CCO finds that an Employee has violated the Code of Ethics, the CCO will notify the Management Team. The Management Team will determine and impose appropriate disciplinary action, which may include a warning, disgorgement of profits made or losses avoided, and/or dismissal.

SECTION 7.  EXCEPTIONS

Exceptions. The Management Team may grant exceptions to the policies contained in the Code in appropriate circumstances.


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                                   APPENDIX A































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                         GOLDEN CAPITAL MANAGEMENT, LLC
                        WRITTEN POLICY ON INSIDER TRADING

The Company forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Company. The policy must be read and signed by all officers, directors, employees, investment advisory representatives and other associated persons. Any questions regarding this policy should be referred to the Company's Chief Compliance Officer ("CCO").

The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         Trading by an insider on the basis of material non-public information;

         Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

         Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below.

WHO IS AN INSIDER?
------------------

The term `insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, our Company may become a temporary insider of a client company it advises or for which it performs other services. If a client company expects our Company to keep the disclosed non-public information confidential and the relationship implies such a duty, than our Company will be considered an insider.

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WHAT IS MATERIAL INFORMATION?
-----------------------------

Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

WHAT IS NON-PUBLIC INFORMATION?
-------------------------------

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

PENALTIES FOR INSIDER TRADING
-----------------------------

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY
----------------------------------------------

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Company in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

IDENTIFY INSIDER INFORMATION
----------------------------

Before trading or making investment recommendations for yourself or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which you may have potential insider information, ask yourself the following questions:

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         Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

         Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed:

         Report the matter immediately to the CCO. The CCO shall report all such matters, including any that he may originate to Greg Golden, President of GCM.)

         Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by GCM.

         Do not communicate the information inside or outside the Company other than to the CCO.

         After the CCO has reviewed the issue, you will be instructed as to the proper course of action to take.

RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within GCM except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.



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              EMPLOYEE ACNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

I, __________________________________, an employee of Golden Capital Management,
LLC, acknowledge receipt and review of the Code of Ethics and the forms incorporated in Appendix A, including, without limitation, the Written Policy on Insider Trading.

------------------------------                      ----------------------------
Name:                                               Date



















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                     GOLDEN CAPITAL MANAGEMENT, LLC ("GCM")
--------------------------------------------------------------------------------
                EMPLOYEE ANNUAL ACKNOWLEDGEMENT AND CERTIFICATION

NAME              ____________________________________________________________
TITLE             ____________________________________________________________
TELEPHONE         ____________________________________________________________


ACKNOWLEDGMENT OF SUPERVISION

I acknowledge that I am an employee of GCM and subject to the GCM Code of Ethics. As such, I understand that I am obligated to report any perceived Code of Ethics violation to the Chief Compliance Officer and to report certain holdings of and transactions in Securities, as defined under the GCM Code.

PERSONAL HOLDINGS DISCLOSURE (MUST CHECK ONE)

[ ] DUPLICATE ACCOUNT STATEMENTS FOR ALL PERSONAL ACCOUNTS ARE AUTOMATICALLY MAILED TO GCM - COMPLIANCE. THE REPORTS IDENTIFY ALL REPORTABLE HOLDINGS, AS DEFINED IN SECTION 4(b) OF THE GCM CODE.

[ ] I HAVE ATTACHED A REPORT THAT IDENTIFIES ALL REPORTABLE HOLDINGS, AS DEFINED IN SECTION 4(b) OF THE GCM CODE.

[ ]  I HAVE NO REPORTABLE HOLDINGS, AS DEFINED IN SECTION 4(b) OF THE GCM
     CODE.

I represent that I have received, reviewed and understood the GCM Code and complied with its requirements. I hereby certify that the information provided herein is complete and accurate.

--------------------------               --------------------------------------
DATED                                    SIGNATURE





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                     GOLDEN CAPITAL MANAGEMENT, LLC ("GCM")
--------------------------------------------------------------------------------
               EXCEPTION REQUEST FOR PERSONAL SECURITY TRANSACTION

DATE AND TIME:                           TRANSACTION TYPE:

REQUESTED BY:                            SECURITY:

TITLE:                                   SECURITY TYPE:

TELEPHONE:                               CUSIP:

                                         # OF UNITS:

--------------------------------------------------------------------------------

     IN REQUESTING EXCEPTION APPROVAL FOR THE ABOVE TRANSACTION, I CERTIFY THAT:

 (a) I HAVE READ AND AGREE TO BE BOUND BY THE GCM CODE. THIS PROPOSED TRANSACTION WOULD NOT VIOLATE ANY PROVISION OF THE CODE.
     o TO THE BEST OF MY KNOWLEDGE, THIS TRADE WILL NOT COMPETE WITH AND IS NOT IN CONFLICT WITH ANY RECENT OR IMMINENT SECURITY TRADE BY GCM ON BEHALF OF ANY CLIENT.
     o I HAVE NO KNOWLEDGE THAT THIS SECURITY IS CURRENTLY BEING CONSIDERED FOR PURCHASE OR SALE BY A CLIENT OF GCM.
     o THIS TRADE IS NOT BEING CONTEMPLATED FOR THE PURPOSE OF RECEIVING PERSONAL FINANCIAL GAIN IN CONNECTION WITH ANY RECENT OR IMMINENT SECURITY TRADE OF A CLIENT OF GCM.



                                     -------------------------------------------
SIGNATURE

--------------------------------------------------------------------------------
TRADE APPROVAL

[ ]   TRADE APPROVED                               [ ]   TRADE DISAPPROVED

EXCEPTION APPROVAL VALID THRU: _____ / _____ / _____


----------------------------------------    ------------------------------------
SIGNED                                      SIGNED

----------------------------------------    ------------------------------------
DATE AND TIME                               DATE AND TIME

--------------------------------------------------------------------------------

INSTRUCTIONS FOR COMPLETION OF FORM:
o    COMPLETE ALL BOXES AND SIGN FORM.  USE A SEPARATE FORM FOR EACH SECURITY.
o THE CHIEF COMPLIANCE OFFICER, OR IN HIS ABSENCE, HIS DESIGNEE WILL COMPLETE THE TRADE APPROVAL PORTION OF THE FORM.
o THE CCO WILL MAINTAIN THE ORIGINAL FORM, AND A COPY OF THIS FORM SHOULD BE RETAINED BY THE EMPLOYEE.
o UNLESS OTHERWISE NOTED, THE TRADE MUST BE COMPLETED WITHIN ONE BUSINESS DAY OF APPROVAL, OF RE-APPROVAL MUST BE OBTAINED.



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Golden Capital Management - Personal Security Transaction Report
SEC Rule 204(a)(12)

For  _______  Quarter  ________

==================================================================================================================
Date        Ticker     Security Description        B/S/SS     Shares      Price       Amount         Broker
==================================================================================================================

----------- ---------- --------------------------- ---------- ----------- ----------- -------------- -------------

----------- ---------- --------------------------- ---------- ----------- ----------- -------------- -------------

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


Policy
Statement:                                             Signed: _________________
            This form is required by the SEC for
            the employees of Golden Capital
            Management as described in the
            Investment Advisors Act of 1940. It
            must be completed within 30 days of
            the end of each calendar quarter.

                                                       Date: ___________________


            Listed above is record of every
            transaction for Reportable Securities
            effected in accounts where the
            Employee has beneficial ownership FOR
            WHICH DUPLICATE CONFIRMS OR
            STATEMENTS HAVE NOT BEEN PROVIDED to
            the Chief Compliance Officer.



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DATE

Dear:

I am an employee of Golden Capital Management, LLC, which is an investment advisory firm. Golden Capital Management is not a broker / dealer. My firm is requesting information regarding my accounts to comply with SEC regulations and the firm's code of ethics. Please accept this letter as authorization to send all trade confirmations and MONTHLY STATEMENTS to the following address for the accounts listed below.

Golden Capital Management, LLC
Attn:  Chief Compliance Officer
10715 David Taylor Drive, Suite 150
Charlotte, NC 28262

The account name and numbers are as follows:




Your cooperation and prompt attention to this matter is greatly appreciated. Please do not hesitate to contact me if you require additional information.

Sincerely,



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